Winstar Secures Over $1 Billion in Additional Financing Agreements:
                            Company Funded Into 2002

NEW YORK--(BUSINESS WIRE)--Nov. 8, 2000--

         Receives $270 Million Equity Investment from Microsoft, Compaq,
            CSFB Private Equity and Welsh, Carson, Anderson and Stowe

Winstar Communications, Inc. (NASDAQ: WCII), a leading broadband services company, today announced that it has executed a series of financing agreements totaling $1.02 billion composed of equity, vendor financing and the expansion of its senior credit facility. Winstar will use this new capital to fund its ongoing business plan, which includes the expansion of its broadband network, products and services.

Equity Investment

As part of these transactions, Winstar entered into a $270 million private equity investment agreement with Microsoft, Compaq Computer Corporation, CSFB Private Equity and Welsh, Carson, Anderson & Stowe, VIII, L.P. This investment is in the form of convertible preferred stock, which converts into common stock initially at $25 per share, a premium of approximately 20 percent over Winstar's average share price for the last 30 days, plus five-year warrants to purchase an aggregate of 4,590,000 shares of common stock at an initial exercise price of $25 per share. This transaction is the second investment in Winstar by Microsoft, CSFB Private Equity and Welsh, Carson, Anderson & Stowe; in February 2000, these companies invested a total of $900 million in Winstar.

Senior Bank Credit Facility and Vendor Financing

The $750 million balance of these financing transactions, $500 million of which is available immediately, includes an increase in Winstar's senior bank credit facility and new vendor relationships with Cisco Systems, Inc. and Compaq.

Winstar has entered into a Cisco Capital Financing Agreement with Cisco. This transaction will provide Winstar with additional capital and enhanced access to best-of-breed technology as the company completes its core network infrastructure and focuses on enhancing the performance and capabilities at the edge of its network.

In conjunction with its equity investment, Compaq, the largest supplier of computing systems in the world, is also providing lease equipment financing through its wholly-owned subsidiary, Compaq Financial Services, for the ongoing expansion and development of Winstar's rapidly growing Web hosting and application service provider (ASP) infrastructure and offerings.

These relationships will complement Winstar's existing strategic partnership with Lucent Technologies, which provides $2 billion of financing and includes network planning and building services, voice and data switches, optronics and network and system integration.

"The transactions announced today, together with our existing cash and the remaining amount available under the first $1 billion of our Lucent financing, fully fund our company into 2002, past the point of positive EBITDA, and through the completion of Winstar's core network infrastructure," said William J. Rouhana, Jr., chairman and chief executive officer of Winstar. "As we continue to focus on executing our business plan, we are pleased that our strategic investors and a growing group of both existing and new world-class vendor partners are working with us to expand our broadband network and services."

The closing of these transactions are subject to customary closing conditions and are expected to occur in early December.

About Winstar

Winstar is a leading broadband services company. The company is rapidly building one of the world's most widely available, end-to-end broadband networks. Winstar makes this network important and useful to businesses by providing a comprehensive set of high-quality, digital-age broadband services. These services include high-speed Internet and data, Web hosting and design, phone services, Web-based applications, e-commerce, professional services and Office.com(R), A Service From Winstar, the top-ranked online business service for small and medium- sized businesses.

For more information, visit www.winstar.com.

This release contains forward-looking information about management expectations, strategic objectives, business prospects, anticipated financial or operational performance, and other similar matters. These statements are based on current expectations, forecasts and assumptions that involve important risks and uncertainties. A variety of factors, many of which are beyond Winstar's control, could cause actual results and experience to differ materially from the expectations expressed in these statements. These factors include, but are not limited to, volatility in the financial and capital markets, actions and initiatives by current and potential competitors, events or circumstances impacting major customers or suppliers, the effect of current and future legislation or regulation, the ability of the company to design and construct its broadband network and to sell and provision services, and additional factors described in the reports filed by Winstar with the Securities and Exchange Commission (SEC), including Winstar's Annual Report on Form 10-K for the year ended December 31, 1999, which is available on the SEC's Web site, at www.sec.gov. Winstar undertakes no responsibility to update or revise any statements in this presentation, whether as a result of new information, future events or otherwise.

Winstar and Office.com are registered trademarks of Winstar Communications, Inc.

    CONTACT:  WINSTAR, New York
              Financial Community:
              Daniel Briggs
              Vice President, Capital Market Relations
              212/792-9032
              dbriggs@winstar.com
                   or
              Press:
              Kevin Cavanaugh
              Director, Media Relations
              212/792-9671
              kcavanaugh@winstar.com